Exhibit 10.3
TRANSITION/RESIGNATION AND RELEASE AGREEMENT
Name of Executive: Koreen A. Ryan
Date of this Agreement: March 14, 2006
Resignation Date: April 3, 2006
     This Transition/Resignation and Release Agreement (this “Agreement”) is entered into as of the "Date of this Agreement” indicated above, by and among Enesco Group, Inc. (hereinafter, together with its successors, referred to as the “Company”), on behalf of itself, its predecessors, successors, subsidiaries, divisions, assigns, affiliates and all of their present and former officers, directors, employees, agents, attorneys and representatives (collectively, the "Releasees”), and the individual whose name is set forth above, on behalf of herself and her agents, spouse, dependents, assignees, attorneys, executors, heirs and representatives (“Executive”), and is intended to set forth all the rights, duties, obligations and concessions of the parties. In consideration of the mutual promises contained in this Agreement and other lawful and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Employment Transition.
(a)
The Company and the Executive acknowledge that as of the Date of this Agreement, Executive has resigned her responsibilities as Senior Vice President, General Counsel and Secretary of the Company and, until the “Resignation Date” indicated above, Executive shall assume the employment duties as a legal advisor to the Company. During the employment period between the Date of this Agreement and the Resignation Date, Executive shall make her services as an employee available to authorized representatives of the Company as specifically requested by the President and Chief Executive Officer of the Company, but Executive shall not initiate services, or represent herself as authorized to act, on behalf of the Company (other than to inform third parties, including search firms and prospective employers, of her provision of transitional legal advisory service to the Company through the Resignation Date), and shall cease reporting to work at any of the Company’s locations, unless otherwise requested by the President and Chief Executive Officer. During the employment period between the Date of this Agreement and the Resignation Date, Executive shall be paid at her current base salary rate and continue to participate in the employee benefits plans in which she was enrolled on the Date of this Agreement. Executive will also receive payment of her bonus for the prior fiscal year in the amount of $7,200.00. Such services shall involve the areas and matters in which she was involved prior to the Date of this Agreement, including investigations, threatened or actual litigation and regulatory actions concerning the Company. She should also provide to the Company, if requested, information relating to ongoing matters of interest to the Company, and aid in transitioning management of the Law Department. In requesting any such services, the Company will take into consideration the Executive’s personal commitments, will give the Executive as much advance notice as reasonably possible, and ask that she be available at such time or times, and at such location or locations, as are reasonable and mutually convenient to her and the Company.
(b)
Executive and the Company agree that Executive’s last day of employment with the Company shall be the Resignation Date indicated above. Following the Resignation Date, (i) Executive shall be paid the four days of accrued but unpaid vacation to which she is entitled, (ii) be provided any vested benefits to which she is entitled under the Company’s employee benefits plans, and (iii) be furnished with any required information regarding her employee benefit continuation or conversion rights. Notwithstanding the foregoing, in the event Executive does not timely sign and return this Agreement, or revokes this Agreement pursuant to Paragraphs 13 and 19 (below), Executive’s Resignation Date shall be April 3, 2006.

2. Consideration. As consideration for the release and the other promises of Executive contained in this Agreement, the Company will provide Executive with the following compensation and benefits, provided Executive timely signs and returns this Agreement, does not revoke it, and timely signs and returns the identical general release and covenant not to sue pursuant to Paragraphs 13 and 19 (below):
(a)
Executive shall be entitled to receive as separation pay an amount equal to $181,500.00 which is eleven (11) months of her current annual base salary payable in installments in accordance with the Company’s regular payroll payment schedule. Payment of separation pay shall commence after the seven (7) day revocation period described below has passed.

(b)
If Executive elects to exercise her applicable COBRA continuation rights to continue her Company sponsored medical benefits, such medical benefits shall be provided to her by the Company paying the employer portion of the COBRA continuation premium and her paying the employee portion of the COBRA continuation premium at the Company active employee contribution rate for medical benefits for the earlier of nine (9) months or until she becomes eligible for coverage under another employer’s health benefits plan. Thereafter, Executive will be required to pay the full applicable COBRA premium.

(c)
The Company hereby releases Executive from the obligation to repay to the Company the $35,000.00 sign-on bonus which Executive received from the Company pursuant to Executive’s April 13, 2005 offer letter.

3. COBRA Continuation. The Company will notify Executive of her rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Except as otherwise provided in Paragraph 2(b) above, Executive’s participation in any and all Company benefit programs shall end on the Resignation Date set forth above.

4. No Further Entitlements. Executive agrees that she has been paid and received all compensation, pay and benefits from the Company to which she is entitled under federal, state or local wage and hour, or other law. Executive understands and acknowledges she has no further entitlements, other than those included in this Agreement and except with respect to rights, if any, that have vested as of the Resignation Date under the Company’s employee benefit plans and such rights which she has under the indemnification provisions of the Company’s bylaws (the “Indemnification Bylaws”), the Company’s Directors and Officers’ Insurance (“D&O Insurance”) and the Company’s Employed Lawyers’ Professional Liability Insurance. Executive also acknowledges that she has suffered no known workplace injury for which Executive has not already filed a workers’ compensation claim.
5. Expense Reports and Return of Company Property. Executive agrees that no later than one (1) week from the Resignation Date, Executive shall submit all expense reports, if any, that she owes the Company for expenses she has incurred. Upon submission of proper receipts, the Company agrees to reimburse Executive for any business expenses she incurred and paid on behalf of the Company per Company policy. Executive further agrees that on or before the Resignation Date Executive shall return to the Company all property of the Company, including but not limited to, computer and communications equipment, keys, security access and credit cards. Executive further agrees to return all corporate documents, handbooks, policy manuals, records, documents, notes and materials (in paper and electronic form), no later than the Resignation Date.
6. Nonadmission. The parties agree that the Company’s payment or offer of payment under this Agreement, the Executive’s resignation and acceptance of such payment and the releases herein shall not be construed as an admission of any liability on the part of the Company or the Executive of a violation of any federal, state or local statute, or other source of law.
7. Nondisparagement. Executive shall not, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any person or entity, including members of the investment community, press, and customers, competitors and advisors to the Company, about the Releasees, or the business strategy, plans, policies, practices or operations of the Company. Similarly, the Company shall not, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any person or entity, including members of the investment community, press, and customers, competitors and advisors to the Company, about Executive, or the Executive’s performance while working at the Company. In order to conform to the terms of this Nondisparagement provision, the Chairman of the Board of the Company shall instruct the officers and members of the Board of Directors of the Company not to, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any person or entity, including members of the investment community, press, and customers, competitors and advisors to the Company, about the Executive or the Executive’s performance while working at the Company. The President and Chief Executive Officer of the Company shall provide written confirmation to Executive that she and the other officers and members of the Board of Directors have been duly instructed and acknowledge their obligations as described above. As soon as practicable, the Chairman of the Board of Directors of the Company will provide a written recommendation in the form attached hereto as Attachment I, and she will respond to any verbal reference inquiries consistent therewith. All inquiries regarding Executive will be directed to the Chairman of the Board of Directors. In addition, the statement issued by the Company regarding Executive’s resignation from employment shall be substantially in the form attached hereto as Attachment II and any internal and/or external communications thereafter by the officers and members of the Board of Directors of the Company regarding Executive’s resignation from employment shall be consistent therewith. Notwithstanding the foregoing provisions of this Paragraph 7, the Releasees and the Executive may each confer in confidence with their respective legal representatives and nothing herein shall prevent any party from responding truthfully to any information requests or questions posed in any formal or informal legal, regulatory, administrative or investigative proceedings involving any court, tribunal or governmental body or agency or as otherwise as required by law.
8. Release. Executive waives, releases, acquits and forever discharges the Company and the other Releasees from any and all claims, actions or combinations of claims and actions of any kind, at law or in equity, before judicial, administrative or arbitrational tribunals, which have arisen or may arise, in common law or equity, relating to Executive’s employment with or termination from the Company, including but not limited to claims for compensation, severance pay, attorney fees, breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, or any other claim whatsoever, and/or any alleged violations of any federal, state, or local civil rights statutes including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the American with Disabilities Act and the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Worker Retraining Notification Act, the Illinois Human Rights Act, or any other federal or state statute, local ordinance or common law pertaining or relating in any manner to the Executive’s employment with the Company or termination from employment with the Company, other than for the performance of this Agreement, challenges to the validity of Executive’s waiver of rights pursuant to the Age Discrimination in Employment Act (hereinafter referred to as the “ADEA”), vested rights under any of the Company’s benefit plans in accordance with their terms, rights under the Indemnification provisions contained in the Company’s Bylaws, D&O Insurance, and the Employed Lawyers’ Professional Liability Insurance. Executive’s right to file an administrative charge of discrimination, any claims which Executive may make under state workers’ compensation or unemployment laws or any claim which by law Executive cannot waive. Further, Executive agrees that this release is made voluntarily, knowingly and without coercion.
Executive also agrees never to sue any of the Releasees or become a party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to Executive’s employment with and/or separation from employment with the Company and/or any of the other Releasees, other than a lawsuit to challenge this release under the ADEA or to enforce Executive’s rights under this Agreement. To the extent permitted by law, Executive further waives her right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on her behalf arising out of or related to her employment with and/or separation from employment with the Company and/or any of the other Releasees.
Executive further acknowledges and agrees in the event that she breaches the provisions of this Paragraph 8, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of Paragraph 8, (b) the Company shall not be obligated to continue the availability of the consideration delineated in Paragraph 2 above, (c) Executive shall be obligated to pay to the Company its costs and expenses in enforcing this Paragraph 8 release and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company’s option, Executive shall be obligated upon demand to repay to the Company all but $1,000.00 of the consideration paid or provided to her pursuant to Paragraph 2 above, and the foregoing shall not affect the validity of this Paragraph 8 release and shall not be deemed to be a penalty nor a forfeiture.
EXECUTIVE UNDERSTANDS THAT THIS PARAGRAPH 8 GENERAL RELEASE AND WAIVER OF THE RIGHT TO SUE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO THE DATE OF EXECUTIVE’S SIGNATURE BELOW.
The Company, for itself and on behalf of the other Releasees, hereby waive, release, acquit and forever discharge the Executive from any and all claims, actions or combinations of claims and actions of any kind, at law and in equity, before judicial, administrative or arbitrational tribunals, which have arisen or may arise, in common law or equity, relating to any action taken by the Executive up to the date of the signing of this Agreement, other than for the performance of this Agreement or any claims arising out of any activities by Executive that constitute gross negligence, fraud or criminal misconduct. As of the date of the Company’s signature below, the Company has no knowledge of any such fraudulent, criminal or grossly negligent activities by the Executive.
9. Promise Not to Seek Re-employment. Executive promises not to reapply or otherwise seek re-employment with the Company.
10. Resignation. Executive hereby resigns all officer positions she may hold in the Company and in any other entity for which Executive serves as an officer all effective as of the Date of this Agreement. Executive agrees to execute and deliver appropriate formal letters prepared by the Company confirming resignation to each affected entity upon the Company’s request.
11. Confidentiality of Agreement. Executive agrees that the terms of this Agreement, including but not limited to issues concerning Executive’s employment separation, the terms of this Agreement, or the fact that Executive received monies under this Agreement, are confidential. Executive covenants and promises not to disclose any of the terms of this Agreement to any third party with the exception of her spouse, financial or legal advisors, or as authorized in writing by the President and Chief Executive Officer of the Company or as requested or required by any court or administrative agency (and then only after prompt notice to the Company to permit the Company to seek a protective order). If Executive discloses the terms and conditions of this Agreement to a permitted third party identified in this Paragraph 11, Executive will inform such person that further disclosure is prohibited.
12. Further Obligations of the Executive. Executive acknowledges and agrees that she remains fully bound by all of the terms and conditions of the Associates Agreement Regarding Confidential Information, Copyrightable Writings and Inventions which she entered into with the Company on April 23, 2005 and the confidentiality provision in the Company’s Change in Control Agreement which she entered into with the Company on January 17, 2006. Other than as noted herein, the Company acknowledges that Executive has no other restrictive covenants obligations to the Company.
13. Contractual Capacity. Executive agrees and acknowledges that she has entered into this Agreement knowingly and voluntarily and without pressure or duress. By signing this Agreement, Executive states that she:
(a)	has read it fully and understands the Agreement’s terms and conditions;

(b)	has been advised to consult with an attorney of her own choice at her own expense prior to executing this Agreement;

(c)	has waived any legal claim or any right to bring a lawsuit against the Company based on any actions taken by the Company up to the date of the signing of this Agreement;

(d)
has had or may have at least twenty-one (21) days during which to consider this Agreement prior to signing it and acknowledges that any revisions to this Agreement will not restart the running of the twenty-one day period which commenced on March 14, 2006;

(a)
has an additional seven (7) calendar days thereafter to revoke her decision to sign this Agreement; and if she desires to revoke this Agreement, a written revocation must be delivered and received pursuant to Paragraph 19 (below);

(f)
is not waiving or releasing any rights or claims that may arise after the date she signed this Agreement, except those rights or claims waived or released pursuant to the identical general release of claims and covenant not to sue referenced in Paragraph 19 below;

(g)	is not waiving or releasing any rights or claims that may arise after the date she signed the identical general release of claims and covenant not to sue referenced in Paragraph 19 below;

(h)	has received adequate consideration for the release and waivers contained in this Agreement in the form of money and other benefits in addition to that which she is already entitled to receive.
14. Cooperation With Company. Executive will be available pursuant to Paragraph 1 (above). Executive agrees from and after the Resignation Date to make herself available to the Company to provide reasonable cooperation and assistance to the Company with respect to the areas and matters in which she was involved during her employment, including any threatened or actual litigation or regulatory action concerning the Company, and to provide the Company, if requested, information relating to ongoing matters of interest to the Company. The Company will take into consideration the Executive’s personal and business commitments, will give the Executive as much advance notice as reasonably possible, and ask that she be available at such time or times, and at such location or locations, as are mutually convenient to her and the Company. To the extent Executive’s services are required pursuant to this Paragraph 14 for any extended period following the date payment of separation pay ends (other than in connection with any governmental or regulatory inquiry or action), the Company will pay to Executive a per diem amount calculated based on Executive’s annual base salary in effect immediately prior to the Resignation Date. The Company agrees to reimburse the Executive for the actual out-of-pocket expenses she incurs as a result of her complying with this Paragraph 14, subject to her submission to the Company of documentation substantiating such expenses as the Company may reasonably require.
15. Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties and supersedes any prior agreement between the parties regarding Executive’s employment with and resignation from employment with the Company. No provision of this Agreement may be altered, modified and/or cancelled except upon the express written consent of the parties. Notwithstanding the foregoing, the provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of the Agreement.
16. Severability. If any provision is held to be overbroad, invalid or unenforceable, such provision shall be deemed deleted and replaced by a valid, legal and enforceable provision which so far as possible achieves the parties’ intent in agreeing to the original provision and the remaining terms of this Agreement shall continue in full force and effect.
17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois. Except for the Company’s right and power to seek injunctive relief pursuant to Paragraph 8 above and in conjunction with Paragraph 12 above, and except for Executive’s rights to enforce the Company’s payment and indemnification obligations pursuant to Company’s Bylaws, the Company D&O insurance policy, the Company’s Employed Lawyers’ Professional Liability Insurance Policy, or the terms of Paragraphs 2 and 4 above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration by a single arbitrator in accordance with the National Rules For The Resolution Of Employment Disputes of the American Arbitration Association. Only a person who is a practicing attorney admitted to a state bar may serve as the arbitrator. The expenses of arbitration and reimbursement of a prevailing party’s reasonable legal fees and expenses shall be determined by the arbitrator in the arbitrator’s sole discretion. Any result reached by the arbitrator shall be binding on all parties to the arbitration, and no appeal may be taken. It is agreed that any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered thereon by any court having jurisdiction. The arbitration shall be conducted in Chicago, Illinois.
Any lawsuit or other proceeding with respect to this Agreement may be brought only in the courts of the State of Illinois or of the United States of America for the State of Illinois. Each of the Executive and the Company hereby waives any right to a trial by jury in any lawsuit, proceeding or action to enforce or defend any right under this Agreement or any document delivered or to be delivered in connection with this Agreement and agrees that any lawsuit, proceeding or action will be tried before a court and not before a jury.
18. Effective Date. The Agreement shall become effective, as of the Date of this Agreement, once Executive has signed and dated the Agreement (below) and has not revoked it within the following seven-day period.
19. Notices of Revocation/Identical Release. This Agreement may be revoked by delivering a written notice of revocation, by hand, mail or facsimile, no later than the close of business on the seventh day after the Executive signs it to:
Ms. Cynthia L. Passmore
President and Chief Executive Officer
Enesco Group, Inc.
225 Windsor Drive
Itasca, IL 60143
If Executive has not returned this Agreement to Cynthia L. Passmore, President and Chief Executive Officer of the Company, countersigned by Executive, within twenty-one (21) days after the Date of this Agreement, Executive will be deemed to have rejected the Company’s offer as set forth above. In further consideration of the agreements and covenants set forth in this Agreement, and as a condition for Executive’s receipt of the consideration delineated in Paragraph 2 above, Executive agrees that following the Date of Resignation, but no later than three (3) days thereafter, Executive shall execute and deliver to Cynthia L. Passmore, President and Chief Executive Officer of the Company, an identical general release of claims and covenant not to sue in all respects identical to Paragraph 8 of this Agreement covering all acts or failures to act through the date Executive executes such identical release and covenant not to sue.
20. Payment and Withholding. The Company shall be responsible as employer for payment of all cash compensation and separation payments provided herein. Consistent with prior practices of the Company, the Company shall be entitled to withhold from any amounts to be paid to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold as well as any monies owed the Company by the Executive. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
21. No Waiver. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by a party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.
22. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
23. Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ AND FULLY UNDERSTANDS THE FOREGOING PROVISIONS OF THIS AGREEMENT, CAN HAVE OR HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO EVALUATE THE TERMS OF THIS AGREEMENT, HAS BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL AT HER OWN EXPENSE BEFORE SIGNING THIS AGREEMENT, HAS RECEIVED AND REVIEWED ALL INFORMATION PROVIDED TO HER IN CONNECTION WITH THIS AGREEMENT AND FREELY AND WITHOUT RESERVATIONS ENTERS INTO THIS AGREEMENT.

ENESCO GROUP, INC.

By:	/s/ Cynthia L. Passmore

Printed Name: Cynthia L. Passmore

Title: President and Chief Executive Officer

Signature Date:	April 3, 2006

EXECUTIVE

Signature:	/s/ Koreen A. Ryan

Printed Name: Koreen A. Ryan

Signature Date:	March 23, 2006

ATTACHMENT I
TO WHOM IT MAY CONCERN:
Koreen A. Ryan served as general counsel, secretary and senior vice president of Human Resources of Enesco Group, Inc. When Koreen started at Enesco in May 2005, she provided leadership and guidance through innumerable legal issues involving, among other things, our credit facility, changes at the key leadership level, substantial revisions of our Company’s periodic filings, and working closely with the NYSE and PCX to sustain our listing status. In addition, Koreen worked independently and with support from outside counsel to manage the legal and corporate communications departments. In November, we added to her responsibilities leadership of the human resources group. Koreen has made significant contributions to the Company as we made many operational and structural changes within the organization in 2005 and 2006.
We thank Koreen for all of her contributions and wish her all the best in her future endeavors.

Very truly yours, Anne-Lee Verville Chairman, Board of Directors

ATTACHMENT II
Enesco Group, Inc., a leader in the giftware, and home and garden décor industries, today announced that Koreen A. Ryan, senior vice president of Human Resources, general counsel and secretary, resigned from the Company to pursue other opportunities. Ryan will depart Enesco on April 3, 2006.
“Koreen has made significant contributions to the Company as we made many operational and structural changes within the organization this past year,” said Cynthia Passmore, President and CEO of Enesco. “We thank her for all of her contributions and wish her all the best in her future endeavors.”
The Legal, Human Resources and Corporate Communications departments within Enesco will report directly to the President and CEO, until a new general counsel is named.